                                                                   Exhibit 11.01

                             Interpore International
                      Computations of Net Income Per Share
                      (in thousands, except per share data)
                                   (unaudited)


                                                 Three months ended  Nine months ended
                                                    September 30,       September 30,
                                                 ------------------  -----------------
                                                   1996      1995      1996      1995
                                                  ------    ------    ------    ------
Net income                                        $  127    $  369    $  419    $1,255
                                                  ======    ======    ======    ======
Calculation of shares used in computing net
  income per share:
  Weighted average common shares outstanding       7,035     6,737     7,010     6,695
  Weighted average convertible preferred stock       122       459       192       474
  Common share equivalents outstanding               273       301       320       375
                                                  ------    ------    ------    ------
Shares used in computing net income per share      7,430     7,497     7,522     7,544
                                                  ======    ======    ======    ======
Net income per share                              $  .02    $  .05    $  .06    $  .17
                                                  ======    ======    ======    ======


                                       16